Exhibit 10.11

VISA

EXCESS THRIFT PLAN

(Amended and Restated Effective June 1, 2005)

1.	Purpose. As the result of the Employee Retirement Income Security Act of 1974 (“ERISA”), as modified by subsequent tax legislation, a maximum has been placed on the amounts that may be contributed under the Visa Thrift Plan (the “Thrift Plan”) on behalf of certain participants. The purpose of this plan is therefore to provide for benefits to those participants whose contributions under the Thrift Plan may be limited by the provisions of Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended (“Code”) on a basis consistent with the Thrift Plan without regard to these provisions.

2.	Eligibility. Any Participant in the Thrift Plan whose Compensation exceeds the maximum limit set forth in Section 401(a)(17) of the Code or whose contributions are limited by the annual addition limitations of Section 415 of the Code shall be eligible for benefits under this plan (hereinafter called the “Excess Thrift Plan”).

3.	Amount of Benefits. An eligible Participant shall be credited at the end of each payroll period with an amount under the Excess Thrift Plan (herein called the “Excess Addition”) equal to the excess, if any, of (a) over (b) where:

(a)	is the Employer Contribution which would have been contributed for the Participant under the Thrift Plan, if the limitations imposed on Compensation under Section 401(a)(17) of the Code and the limit on annual additions under Section 415 of the Code did not apply; and

(b)	is the Employer Contribution which is contributed for the Participant under the Thrift Plan.

The Excess Addition is calculated assuming that the Participant’s Participating Contributions to the Thrift Plan for the applicable payroll period equaled three percent (3%) of the Participant’s Compensation payable during such period, determined without regard to the limitation on Compensation described above.

4.	Accumulation of Excess Additions. Each Excess Addition shall be added to all prior Excess Additions to determine an eligible Participant’s total Excess Additions. The value of each Participant’s total Excess Additions shall be determined at the end of each payroll period as though the total Excess Additions had been invested according to the Participant’s election under the Excess Thrift Plan (or as though invested in the default investment under the Excess Thrift Plan, if the Participant has not made an investment election with respect to the Excess Additions).

5.	Payment of Benefits. Distribution of Excess Additions shall be made as follows:

(a)	Excess Additions Accumulated Prior to January 1, 2005: Excess Additions that are accumulated on behalf of a Participant prior to January 1, 2005 shall be paid in a single lump sum or in annual installments for a period of 2 to 15 years and such payments shall be made or commence either (i) as soon as administratively practicable following the date a Participant ceases to be an Employee and incurs a “separation from service” within the meaning of Section 409A of the Code or (ii) during the January next following the date described in (i), above; provided that the payment is made or commenced by the December 31 next following such date or, if later, by the 15th day of the third calendar month following such date. Notwithstanding the above, if a Participant does not elect a payment form or commencement date prior to July 1, 2005, such Excess Additions shall be paid in a single lump sum at the time described in (i), above.

(b)	Excess Additions Accumulated After December 31, 2004: Excess Additions that are accumulated on behalf of a Participant after December 31, 2004 shall be paid in a single lump sum. Such payment shall be made as soon as administratively practicable following the date a Participant ceases to be an Employee and incurs a “separation from service” within the meaning of Section 409A of the Code, provided the payment is made by the December 31 next following such date or, if later, by the 15th day of the third calendar month following such date.

(c)	Excess Additions Accumulated on Behalf of Participants Who Ceased to Be Employees Prior to June 1, 2005. Notwithstanding paragraphs (a) and (b), above, Excess Additions that are accumulated on behalf of a Participant who ceased to be an Employee prior to June 1, 2005 shall be paid in a single lump sum by December 31, 2005, if payment has not previously commenced or been made.

6.	Funding. Benefits under the Excess Thrift Plan payable with respect to any Participant shall be payable from the general assets of Visa USA, Inc. and/or Visa International Service Association, and each corporation shall be obligated to make such payment only to the extent the Participant’s Excess Additions are attributable to Employer Contributions described in paragraph 3(a) above that would have been contributed by that corporation (or any other Participating Company owned thereby). Nothing contained herein shall be deemed to create a trust of any kind. Any funds which may be from time to time set aside to meet the obligations of either corporation hereunder shall continue for all purposes to be part of that corporation’s general assets, and no other person shall, by virtue of this Excess Thrift Plan, have any interest in such funds.

7.	Administration. The Excess Thrift Plan shall be construed, interpreted and administered by the Visa Employee Benefits Board in a manner consistent with Article XVI of the Thrift Plan. Any interpretation shall be final and binding on all Participants and their beneficiaries.

8.	Amendment and Termination. The Excess Thrift Plan may be amended or terminated by the Boards of Directors of Visa USA, Inc. and Visa International Service Association, or the Executive or Compensation Committees thereof, and any amendment must be jointly authorized by both boards or committees, and shall terminate or divide into two successor plans for the Employees of each corporation and the Employees of any other Participating Company owned by either corporation at the time of the division, when the Thrift Plan terminates or divides. No amendment or termination of the Excess Thrift Plan shall reduce or eliminate the benefits payable thereunder based on a Participant’s Excess Additions credited under the Excess Thrift Plan through the date of the amendment or termination.

9.	Prohibition Against Assignment. To the extent permitted by law, the right of any Participant in any benefit or to any payment hereunder shall not be subject in any manner to attachment or other legal process for the debts of such Participant; and any such benefit or payment shall not be subject to anticipation, alienation, sale, transfer, assignment or encumbrance.

10.	Liability for Administration. No member of the Board of Directors of Visa USA, Inc., Visa International Service Association, or any other Participating Company owned thereby, or of the Visa Employee Benefits Board, and no officer or employee of Visa USA, Inc., Visa International Service Association, or any Participating Company owned thereby, shall be liable to any person for any action taken or omitted in connection with the administration of this Excess Thrift Plan unless attributable to his or her own fraud or willful misconduct, nor shall any such entity be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director, officer or employee of that entity.

11.	Governing Law. The Excess Thrift Plan shall be governed by the laws of the State of California.

12.	Definitions. Except as specifically set forth in the Excess Thrift Plan, capitalized terms shall have the meanings assigned to them in the Thrift Plan.